Exhibit 99.1

Tallgrass Energy Partners, LP Reports Fourth Quarter 2013 Results, Provides Status on Potential Acquisition of Trailblazer and Issues 2014 Guidance

OVERLAND PARK, Kan.--(BUSINESS WIRE)--February 26, 2014--Tallgrass Energy Partners, LP (NYSE: TEP) (“TEP” or the “Partnership”) today reported financial and operating results for the fourth quarter of 2013. The Partnership closed its initial public offering on May 17, 2013 and this earnings release relates to the financial and operating results of the Partnership, its Predecessor and Pre-Predecessor as described under “About Tallgrass Energy Partners, LP” below.

Summary Financial Information	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except coverage and per unit data)	2013	2012	2013		2012

Net income	$13,829	$5,472	$14,179		$50,088
Add:
Interest expense, net	655	2,986	11,141		1,540
Depreciation and amortization expense	7,225	6,957	29,549		24,733
Non-cash loss (gain) related to derivative instruments	203	(273)	386		(273)
Texas Margin Tax	-	86	-		279
Loss on early extinguishment of debt	-	-	17,526		-
Non-cash compensation expense	850	-	1,798		-
Adjusted EBITDA	$22,762	$15,228	$74,579		$76,367
Less:
Maintenance capital expenditures	(3,103)		(8,773)
Cash interest cost	(1,233)		(5,910)	(a)
Distributable cash flow (DCF)	18,426		59,896	(a)
Less:
Distributions	(13,082)		(49,140)	(a)
DCF in excess of pro forma distributions	5,344		10,756	(a)
Distribution coverage	1.41x		1.22x	(a)

Limited partner units outstanding	40,500		40,500	(a)
Net income per limited partner unit	$0.33		$0.34	(a)
Distribution per unit	$0.3150		$1.1875	(a)
___________________________________________________
(a) Indicated amounts presented for the twelve months ended December 31, 2013 are on a pro forma basis, which assumes that our initial public offering and related formation transactions, including borrowings under our new $500 million revolving credit facility, had closed on January 1, 2013. In connection with the closing of Tallgrass' initial public offering, Tallgrass entered into a revised partnership agreement that requires that, within 45 days after the end of each quarter, beginning with the quarter ended June 30, 2013, the partnership distribute its available cash to unitholders of record on the applicable record date. No cash distributions were paid with respect to the first quarter of 2013, and a prorated distribution of available cash was paid for the period from the closing of the IPO (May 17, 2013) through the end of the second quarter. Pro forma distributions were calculated using the minimum quarterly distribution for the first two quarters of 2013 and the increased distribution for the third and fourth quarters. Actual cash distributions for the twelve month period ending December 31, 2013, including the fourth quarter distribution which was paid on February 12, 2014, were $0.7547/unit. Pro forma interest expense (inclusive of commitment fees) for the twelve months ended December 31, 2013 was calculated by multiplying the actual cash interest cost for Q3 by three and adding the actual cash interest cost for Q4. Actual cash interest cost for the twelve month period ended December 31, 2013 was $3.555 million.

Management believes the pro forma presentation of distributable cash flow, distribution coverage and net income per limited partner unit provides investors with useful information to compare our historical financial results to future periods. These pro forma financial measures are presented for illustrative purposes only and are not necessarily indicative of the operating results or the financial position that would have been achieved had the initial public offering and related formation transactions been consummated on January 1, 2013 or of the results that may be obtained in the future.

Tallgrass President and CEO David G. Dehaemers, Jr. said, “The fourth quarter of 2013 was an excellent quarter for Tallgrass Energy Partners and our unitholders. TEP’s strong fourth quarter results combined with our expectations of the Partnership’s future supported an increase in our fourth quarter distribution to $0.315 per unit, representing a 5.9% increase from the third quarter of 2013 and a 9.6% increase over the minimum quarterly distribution. We expected a strong fourth quarter due to the completion of expansion projects at both of our segments, and it came to fruition.”

Segment Overview

The fourth quarter 2013 results by segment are summarized below:

	Three Months Ended December, 2013				Three Months Ended December 31, 2012
Summary Financial Information	Gas Transportation		Corporate		Gas Transportation		Corporate
(in thousands)	and Storage	Processing	and Other	Total	and Storage	Processing	and Other	Total

Operating Income (Loss)	$9,843	$5,806	$(1,479)	$14,170	$3,665	$4,302	$-	$7,967
Add:
Depreciation and amortization expense	5,430	1,795	-	7,225	5,749	1,208	-	6,957
Non-cash loss (gain) related to derivative instruments	203	-	-	203	(273)	-	-	(273)
Other income (expense)	446	(121)	(11)	314	577	-	-	577
Non-cash compensation expense	-	-	850	850	-	-	-	-
Segment Adjusted EBITDA	$15,922	$7,480	$(640)	$22,762	$9,718	$5,510	$-	$15,228

	Twelve Months Ended December 31, 2013				Twelve Months Ended December 31, 2012
	Gas Transportation		Corporate		Gas Transportation		Corporate
	and Storage	Processing	and Other	Total	and Storage	Processing	and Other	Total

Operating Income (Loss)	$27,595	$16,472	$(3,357)	$40,710	$33,953	$17,471	$-	$51,424
Add:
Depreciation and amortization expense	22,829	6,720	-	29,549	21,158	3,575	-	24,733
Non-cash loss (gain) related to derivative instruments	386	-	-	386	(273)	-	-	(273)
Other income (expense)	2,157	-	(21)	2,136	483	-	-	483
Non-cash compensation expense	-	-	1,798	1,798	-	-	-	-
Segment Adjusted EBITDA	$52,967	$23,192	$(1,580)	$74,579	$55,321	$21,046	$-	$76,367

Adjusted EBITDA in the Gas Transportation and Storage segment for the fourth quarter of 2013 was $15.9 million, representing an increase as compared to the fourth quarter of 2012 and as compared to the third quarter of 2013. Average firm contracted transportation capacity of 719 MMcf/d for the fourth quarter of 2013 was higher as compared to 669 MMcf/d for the fourth quarter of 2012 and 667 MMcf/d for the third quarter of 2013, primarily due to the expansion project on the west-end of the TIGT system being placed into service in November with its associated firm contracted capacity of 110,000 Dth/day. Higher gas recoveries and additional revenues received from Tallgrass Midstream for the buyout of its transportation contract also contributed to the segment’s strong financial performance in the fourth quarter of 2013. During the fourth quarter of 2013, the Pony Express segment of TIGT's gas pipeline and related assets were sold to a subsidiary of Tallgrass Development for approximately $83 million of cash proceeds that were received by the Partnership and used to reduce outstanding borrowings on the Partnership's revolving credit facility.

The Processing segment generated Adjusted EBITDA of $7.5 million for the fourth quarter of 2013, representing an increase as compared to the fourth quarter of 2012 and as compared to the third quarter of 2013. The increase was primarily due to higher average inlet volumes as a result of the additional processing capacity from the expansion projects becoming available in the fourth quarter, but also due to higher NGL prices on our spread-based portfolio. Approximate average inlet volumes were 147 MMcf/day for the three-month period ended December 31, 2013, as compared to 128 MMcf/day for the three-month period ended December 31, 2012 and 120 MMcf/day for the three-month period ended September 30, 2013. Partially offsetting the increase in Adjusted EBITDA was a payment of approximately $1.3 million to TIGT for the buyout of Tallgrass Midstream’s transportation contract. Dehaemers noted, “With our expansion capacity at our Midstream Facilities fully-contracted, we expect average inlet volumes to increase during 2014 as our customers continue to deliver incremental rich gas for processing. We are pleased to announce the conversion of another commodity-based contract to a fee-based contract effective in February 2014, which significantly decreases our commodity exposure at Tallgrass Midstream.”

Acquisition of Trailblazer Pipeline Company

Pursuant to a right of first offer between TEP and Tallgrass Development, Trailblazer Pipeline Company has been offered to TEP for purchase. A Special Committee of the Board of Directors of TEP’s general partner, consisting solely of independent directors, has been formed and is evaluating the offer with assistance from external advisors engaged by the Committee. A settlement agreement has been reached in Trailblazer's tariff rate case, and that agreement is currently awaiting certification from the presiding Administrative Law Judge and final approval from the Federal Energy Regulatory Commission. “If consummated, we expect a successful acquisition of Trailblazer by TEP to be immediately accretive to unitholders. Although final terms have not yet been reached, we currently expect that the proposed acquisition could result in an increase in our annualized distribution of at least $0.20 to $0.25 per unit, based on an assumed acquisition price ranging from $160-165 million,” Dehaemers explained. If the Partnership reaches an agreement with Tallgrass Development to purchase Trailblazer, the acquisition could close as early as the end of March 2014. However, the transaction has not been executed at this time and is subject to final negotiations and approval by the Special Committee and by the Board of Directors of TEP’s general partner. “When approved, this acquisition would represent another milestone in the Partnership’s continued growth and delivery on one of the attractive acquisition opportunities that we have previously discussed. As always, we will continue to remain focused on operational excellence, strategic execution and growth. Once the Trailblazer transaction is concluded we expect to recommend to our Board of Directors an increase in our annualized distribution of at least $0.20,” Dehaemers said.

2014 Outlook and Guidance

Assuming completion of the Trailblazer acquisition on April 1, 2014 and with prospective inclusion of Trailblazer’s results beginning on April 1, 2014, TEP expects Adjusted EBITDA of $87 – 92 million, maintenance capital expenditures of $10 – 13 million and distribution coverage of approximately 1.10x, all for the year ended December 31, 2014. Furthermore, TEP expects its current annualized distribution of $1.26 to increase by at least 20% for the calendar year 2014.

Conference Call

Please join Tallgrass for a conference call and webcast related to its fourth quarter 2013 results at 4:00 pm Central Time on Wednesday, February 26, 2014. A link posted in the Investor Relations section of our website will allow interested parties to listen and the replay will be available on our website for a limited time following the end of the live call.

About Tallgrass Energy Partners, LP

Tallgrass Energy Partners, LP (NYSE: TEP) is a publicly traded, growth-oriented master limited partnership formed to own, operate, acquire and develop midstream energy assets in North America. We currently provide natural gas transportation and storage services for customers in the Rocky Mountain and Midwest regions of the United States through our Tallgrass Interstate Gas Transmission system and provide processing services for customers in Wyoming through our Casper and Douglas natural gas processing and West Frenchie Draw natural gas treating facilities. We believe we are well positioned to capture growing natural gas volumes produced in the Denver-Julesburg Basin and the Niobrara and Mississippi Lime shale formations.

Tallgrass closed its initial public offering on May 17, 2013 and the earnings release relates to the financial information of the Partnership, “TEP Predecessor” and “TEP Pre-Predecessor.” TEP Predecessor refers to the ownership of Tallgrass Interstate Gas Transmission, LLC (TIGT) and Tallgrass Midstream, LLC (TMID) by Tallgrass Development from November 13, 2012 to the closing of the initial public offering (IPO) on May 17, 2013. TEP Pre-Predecessor refers to the ownership of TIGT and TMID by Kinder Morgan Energy Partners, LP (KMP) prior to November 13, 2012. TEP, or the Partnership, as used herein refers to the consolidated financial results and operations for TEP Predecessor from its inception through its contribution to TEP and thereafter.

In connection with the closing of the initial public offering, Tallgrass entered into a revised partnership agreement which requires it to pay distributions, subject to certain limitations more fully described in the “Our Cash Distribution Policy and Restrictions on Distributions” section in Tallgrass’ prospectus, within 45 days after the end of each quarter, beginning with the second quarter of 2013. As previously announced, the board of directors of Tallgrass’ general partner declared a quarterly cash distribution to partners of $0.3150 per common unit for the fourth quarter of 2013, or $1.26 on an annualized basis. The quarterly distribution was paid on Wednesday, February 12, 2014 to unitholders of record as of the close of business on Friday, January 31, 2014.

To learn more, please visit our website at www.tallgrassenergy.com.

Non-GAAP Measures

Adjusted EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of our combined financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

  our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;
  the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;
  our ability to incur and service debt and fund capital expenditures; and
  the viability of acquisitions and other capital expenditure projects and the returns on investment of various expansion and growth opportunities.

We believe that the presentation of Adjusted EBITDA and distributable cash flow provides useful information to investors in assessing our financial condition and results of operations. Adjusted EBITDA and distributable cash flow should not be considered alternatives to net income, operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. Additionally, because Adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definition of Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Adjusted EBITDA, a non-GAAP measure, is defined as net income before interest, income taxes, depreciation and amortization, non-cash income or loss related to derivative instruments, non-cash long-term compensation expense, impairment losses, gains or losses on asset disposals and gains or losses on the repurchase, redemption or early retirement of debt. We define distributable cash flow as Adjusted EBITDA less cash interest cost and maintenance capital expenditures. Neither Adjusted EBITDA nor distributable cash flow will be impacted by changes in working capital balances that are reflected in operating cash flow. Distributable cash flow and Adjusted EBITDA are not presentations made in accordance with GAAP. For a reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, please see “Summary Financial Information” above.

Cautionary Note Concerning Forward-Looking Statements

Disclosures in this press release contain “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the anticipated timing and ability to consummate the acquisition of Trailblazer and the earnings and cash distribution accretion expected to be realized by Tallgrass Energy Partners as a result of that acquisition, the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of Tallgrass Energy Partners and its subsidiaries, including; the ability to pursue expansions and other opportunities for incremental volumes; natural gas production growth in Tallgrass Energy Partners' operating areas; expected future benefits of expansion projects; distribution rate and growth, including variability of quarterly distribution coverage; ability to renew contracts; and expected reductions in commodity price exposure. These statements are based on certain assumptions made by Tallgrass Energy Partners based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Tallgrass Energy Partners, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to Tallgrass Energy Partners’ financial performance and results, availability of sufficient cash flow to pay distributions and execute its business plan, the demand for natural gas storage and transportation services, operating hazards, the effects of government regulation, tax position and other risks incidental to transporting, storing and processing natural gas and other important factors that could cause actual results to differ materially from those projected, including those set forth in reports filed by Tallgrass Energy Partners with the Securities and Exchange Commission. Any forward-looking statement applies only as of the date on which such statement is made and Tallgrass Energy Partners does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Financial Statements

TALLGRASS ENERGY PARTNERS, LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31, 2013	December 31, 2012

ASSETS	(in thousands)
Current Assets:
Accounts receivable, net	$27,615	$17,848
Accounts receivable from related parties	-	6,463
Gas imbalances	2,598	1,282
Inventories	5,148	2,204
Derivative assets at fair value	-	224
Prepayments and other current assets	16,986	47
Total Current Assets	52,347	28,068

Property, plant and equipment, net	594,911	669,476
Goodwill	304,474	301,852
Deferred financing costs	4,512	-
Deferred financing costs allocated from TD	-	13,352
Deferred charges and other assets	11,554	23,066
Total Assets	$967,798	$1,035,814

LIABILITIES AND PARTNERS' CAPITAL
Current Liabilities:
Accounts payable	$54,621	$35,496
Accounts payable to related parties	7,134	-
Notes payable to related parties	-	1,387
Gas imbalances	3,142	1,250
Derivative liabilities at fair value	184	23
Accrued taxes	4,427	3,465
Current portion of long-term debt allocated from TD	-	4,000
Accrued other current liabilities	14,777	26,233
Total Current Liabilities	84,285	71,854

Long-term debt	135,000	-
Long-term debt allocated from TD	-	390,491
Other long-term liabilities and deferred credits	4,572	1,635
Total Long-term Liabilities	139,572	392,126

Commitments and Contingencies (Notes 9 and 15)

Partners' Capital:
Common unitholders (24,300,000 units issued and outstanding at December 31, 2013)	455,197	-
Subordinated unitholder (16,200,000 units issued and outstanding at December 31, 2013)	274,666	-
General partner (826,531 units issued and outstanding at December 31, 2013)	14,078	-
Member's Capital	-	571,834
Total Partners' Capital	743,941	571,834
Total Liabilities and Partners' Capital	$967,798	$1,035,814

TALLGRASS ENERGY PARTNERS, LP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
AND TALLGRASS ENERGY PARTNERS PRE-PREDECESSOR
CONDENSED COMBINED STATEMENTS OF INCOME
(UNAUDITED)

	TEP	TEP Pre- Predecessor	TEP	TEP Pre- Predecessor
	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
	(in thousands, except per unit amounts)	(in thousands, except per unit amounts)	(in thousands, except per unit amounts)	(in thousands, except per unit amounts)
Revenues:
Natural gas liquids sales	$49,006	$33,652	$146,313	$124,909
Natural gas sales	727	4,426	7,969	17,544
Transportation services	25,179	24,751	98,625	106,316
Processing and other revenues	5,877	2,225	14,801	6,811
Total Revenues	80,789	65,054	267,708	255,580

Operating Costs and Expenses:
Cost of sales and transportation services (exclusive of depreciation and amortization shown below)	45,435	34,357	137,285	119,750
Operations and maintenance	6,232	5,100	31,945	33,254
Depreciation and amortization	7,225	6,957	29,549	24,733
General and administrative	6,150	8,858	21,894	18,451
Taxes, other than income taxes	1,577	1,815	6,325	7,968
Total Operating Costs and Expenses	66,619	57,087	226,998	204,156

Operating Income	14,170	7,967	40,710	51,424

Other Income (Expense):
Interest (expense) income, net	(655)	450	(2,113)	1,896
Interest expense allocated from TD	-	(3,436)	(9,028)	(3,436)
Loss on extinguishment of debt	-	-	(17,526)	-
Other income, net	314	577	2,136	483
Total Other (Expense) Income	(341)	(2,409)	(26,531)	(1,057)
Income Before Income Taxes	13,829	5,558	14,179	50,367
Texas Margin Taxes	-	86	-	279

Net Income	$13,829	$5,472	$14,179	$50,088

TALLGRASS ENERGY PARTNERS, LP
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
AND TALLGRASS ENERGY PARTNERS PRE-PREDECESSOR
CONDENSED COMBINED STATEMENT OF CASH FLOWS
(UNAUDITED)

	TEP

	Year Ended	Year Ended
	December 31, 2013	December 31, 2012

	(in thousands)
Cash Flows from Operating Activities:
Net income (loss)	$14,179	50,088
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	31,295	25,128
Loss on extinguishment of debt	17,526	-
Noncash compensation expense	1,798	-
Changes in components of working capital:
Accounts receivable and other	5,436	(478)
Gas imbalances	1,124	4,086
Inventories	(2,695)	(243)
Accounts payable and accrued liabilities	15,907	10,512
Other, net	(904)	2,947
Net Cash Provided by Operating Activities	83,666	92,040

Cash Flows from Investing Activities:
Capital expenditures	(50,642)	(32,171)
Investment in equity method affiliate	(1,255)	-
Net cash paid for purchase and sale of gas in underground storage	-	(2,249)
Disposal of property, plant and equipment (net of removal costs)	82,667	41
Net Cash Provided by (Used in) Investing Activities	30,770	(34,379)

Cash Flows from Financing Activities:
Repayment of debt assumed from TD	(400,000)	-
Borrowings under revolving credit facility	135,000	-
Payments for deferred financing costs	(5,162)	-
Proceeds from initial public offering, net of offering costs	290,483	-
Distributions to Member, net	(118,538)	(57,661)
Distributions to unitholders	(18,171)	-
Reimbursement of stock compensation expense from TD	1,952	-
Net Cash Used in Financing Activities	(114,436)	(57,661)

Net Change in Cash and Cash Equivalents	-	-
Cash and Cash Equivalents, beginning of period	-	-
Cash and Cash Equivalents, end of period	$-	-

CONTACT:
Tallgrass Energy Partners, LP
Investor Relations
Nate Lien, 913-928-6012
investor.relations@tallgrassenergylp.com